                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Harmonic, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 HARMONIC INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 13, 2000
                            ------------------------

TO THE STOCKHOLDERS OF HARMONIC INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the "Company"), will be held on Thursday, July 13, 2000 at 9:00 a.m., Pacific Daylight Time, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California, 95054, for the following purposes:

     1. To elect seven directors to serve for the ensuing year or until their successors are elected and duly qualified.

     2. To approve an amendment to the 1995 Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,600,000 shares.

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 1, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                        LOGO
                                          Jeffrey D. Saper,
                                          Secretary
Sunnyvale, California
June 13, 2000

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                 HARMONIC INC.
                                 549 BALTIC WAY
                          SUNNYVALE, CALIFORNIA 94089
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                   INFORMATION CONCERNING SOLICITATION VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Harmonic Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held July 13, 2000 at 9:00 a.m., Pacific Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California, 95054. The telephone number of the Company's principal offices is (408) 542-2500.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were mailed on or about June 13, 2000 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on June 1, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 57,078,599 shares of the Company's Common Stock, $0.001 par value per share, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes

Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than February 13, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     The Company has authorized a Board of seven directors, and seven directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the Annual Meeting of Stockholders in 2001 or until his successor has been duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

     The names of the nominees for director and certain information about each of them are set forth below.

                NAME                     AGE                PRINCIPAL OCCUPATION
                ----                     ---                --------------------
Anthony J. Ley.......................    61     Chairman of the Board of Directors,
                                                President and Chief Executive Officer,
                                                Harmonic Inc.
Moshe Nazarathy......................    48     Senior Vice President, Chief Technology
                                                Officer, Harmonic Inc.
Baryn S. Futa........................    44     Manager and Chief Executive Officer, MPEG
                                                LA, LLC
E. Floyd Kvamme......................    62     General Partner, Kleiner Perkins Caufield &
                                                Byers
David A. Lane........................    41     General Partner, Alpine Technology Ventures
Barry D. Lemieux.....................    60     Retired; former President of American
                                                Cablesystems Corporation
Michel L. Vaillaud...................    68     Retired; former Chairman and CEO of
                                                Schlumberger, Limited

     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Anthony J. Ley has served as Harmonic's President and Chief Executive Officer since November 1988. Mr. Ley was elected Chairman of the Board of Directors in 1995. From 1963 to 1987, Mr. Ley was employed at Schlumberger, both in Europe and the United States, holding various senior business management and research and development positions, most recently as Vice President, Research and Engineering at Fairchild

Semiconductor/Schlumberger in Palo Alto, California. Mr. Ley holds an M.A. in mechanical sciences from the University of Cambridge and an S.M.E.E. from the Massachusetts Institute of Technology, is named as an inventor on 29 patents and is a Fellow of the I.E.E. (U.K.) and a senior member of the I.E.E.E.

     Moshe Nazarathy a founder of Harmonic, has served as Senior Vice President and Chief Technology Officer since May 2000, as Senior Vice President, General Manager of Israel R&D Center since 1993, as Vice President, Research since Harmonic's inception from Harmonic's inception through 1993, and as director of Harmonic since its inception. From 1985 to 1988, Dr. Nazarathy was employed in the Photonics and Instruments Laboratory of Hewlett-Packard Company, most recently serving as Principal Scientist from 1987 to 1988. From 1982 to 1984, Dr. Nazarathy held post-doctoral and adjunct professor positions at Stanford University. Dr. Nazarathy holds a B.S. and a Ph.D. in electrical engineering from Technion-Israel Institute of Technology and is named as an inventor on twelve patents.

     Baryn S. Futa was appointed to the Board of Directors in May 2000, having served on the Board of Directors of C-Cube Microsystems since 1994. In 1996, he founded MPEG LA, LLC, a company formed to provide licensing access to essential MPEG-2 intellectual property to users of the technology, where he currently serves as Manager and Chief Executive Officer. From 1988 to June 1996, he served as the Executive Vice President and Chief Operating Officer of Cable Television Laboratories, Inc., a research and development consortium of cable television system operators.

     E. Floyd Kvamme has been a director of the Company since 1990. Since 1984, Mr. Kvamme has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of Brio Technology, Inc., GemFire, Photon Dynamics, Inc., Power Integrations, Inc., and Silicon Genesis. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E.E. from Syracuse University.

     David A. Lane has been a director of the Company since 1992. Since 1994, Mr. Lane has been a general partner and co-founder of Alpine Technology Ventures, a venture capital firm. From 1987 to 1994, he was a Vice President at the Harvard Private Capital Group, the investment affiliate through which the Harvard Management Company made private and direct investments. Mr. Lane is also a director of several private companies. Mr. Lane holds a B.S.E.E. from the University of Southern California and an M.B.A. from Harvard University.

     Barry D. Lemieux has been a director of the Company since January 1996. Now retired, from 1978 to 1988 Mr. Lemieux was with American Cablesystems Corporation, most recently as President and Chief Operating Officer. In addition to marketing and general management positions with the New York Telephone Company and Continental Cablevision, Mr. Lemieux has served on numerous cable television industry committees, is a former director of the Cable Advertising Bureau (CAB) and past Chairman of the Cable Television Administration and Marketing Society (CTAM). Mr. Lemieux is also a director of several private companies. Mr. Lemieux holds a B.A. in history from Hofstra University and an M.A.T. from Harvard University.

     Michel L. Vaillaud has been a director of the Company since March 1997. Now retired, from 1973 to 1986 Mr. Vaillaud was with Schlumberger, Limited, most recently as Chairman and Chief Executive Officer. He is a graduate of Ecole Polytechnique in Paris and Ecole Nationale Superieure des Mines in Paris. He serves as a Trustee of the Institute of Advanced Studies in Princeton, New Jersey.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 7 meetings during the fiscal year ended December 31, 1999. No incumbent director attended fewer than 75% of the meetings of the Board of Directors or the committees upon which such director served during 1999.

     The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee currently consists of Messrs. Lane, Lemieux, Kvamme and Vaillaud. The Audit Committee principally reviews the scope and results of the annual audit of the financial statements and other services provided by the Company's independent auditors. In addition, the Audit Committee reviews the information provided to stockholders and the Company's systems of internal controls. The Audit Committee held 4 meetings during 1999.

     The Compensation Committee currently consists of Messrs. Kvamme and Lemieux. The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. This committee held 2 meetings during 1999.

COMPENSATION OF DIRECTORS

     During 1999, each non-employee director was paid a retainer of $6,000 and a fee of $1,000 for attendance at each Board meeting, plus reasonable expenses. The 1995 Director Option Plan provides for the grant of nonstatutory stock options to certain non-employee directors of the Company who are not representatives or beneficial owners of certain previously affiliated investment funds, by means of an automatic, non-discretionary grant mechanism. Each eligible outside director is granted an option to purchase 4,000 shares of Common Stock upon election to the Board of Directors and a further option to purchase 4,000 shares on the date of re-election to the Board if on such date, he shall have served on the Board for at least six months.

VOTE REQUIRED AND RECOMMENDATION

     The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no other legal effect upon the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO:

                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") which will increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 1,600,000 shares to 2,400,000 shares.

     The Purchase Plan was adopted in March 1995. The Purchase Plan became effective in May 1995 in connection with the initial public offering of the Company's Common Stock. In June, 2000, the Board of Directors adopted the amendment to the Purchase Plan which is the subject of this Proposal Two.

     The purpose of the share increase is to ensure that the Company will continue to have a sufficient reserve of Common Stock available under the Purchase Plan to provide eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan under Section 423 of the Internal Revenue Code. The Company's recent acquisition of the DiviCom business of C-Cube Microsystems Inc. has almost doubled the number of its employees, from approximately 500 to approximately 950. As a consequence of this substantial increase in the scale of the Company, Harmonic anticipates a substantially higher rate of share issuance under the Purchase Plan. The Company believes that the Purchase Plan is an essential element of a competitive compensation package and is an important factor in the Company's ability to attract and retain employees in a highly competitive market for managerial and technical talent. The Company's geographic location in Silicon Valley exposes it to particularly intense competition in the labor market from both private and public companies. Such purchase plans are offered by most companies with which the Company competes for employees.

     As of June 1, 2000, 738,832 shares of Common Stock had been issued under the Purchase Plan, and 1,661,168 shares were available for future issuance, assuming approval of this Proposal Two. As of June 1,

2000, the Company estimates that approximately 950 employees, including 8 executive officers, were eligible to participate in the Purchase Plan.

     The following is a summary of the principal features of the Purchase Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan.

     Administration. The Purchase Plan is currently administered by the Compensation Committee of the Board of Directors. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

     Securities Subject to the Purchase Plan. 2,400,000 shares of Common Stock have been reserved for issuance over the ten year term of the Purchase Plan, including the 1,600,000 share increase for which stockholder approval is sought under this Proposal Two.

     In the event that any change is made to the Company's outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable over the term of the Purchase Plan, (ii) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and (iii) the class and number of securities and the price per share in effect under each outstanding purchase right.

     Offering Periods and Purchase Rights. Shares of Common Stock are offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. The first offering period began on May 22, 1995, in connection with the initial public offering of the Company's Common Stock.

     At the time the participant joins the offering period, he or she is granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase of stock will occur on the last business day of June and December each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date will automatically be applied to the purchase of Common Stock.

     Eligibility and Participation. Any individual who is employed on a basis under which he or she is expected to work for more than 20 hours per week for more than five (5) months per calendar year in the employ of the Company or any participating subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan.

     An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent semi-annual entry date (the first business day in January or July each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any semi-annual entry date within that offering period on which he or she is an eligible employee.

     Purchase Price. The purchase price of the Common Stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. However, the clause (i) amount for any participant whose entry date is other than the start date of the offering period will not be less than the fair market value per share of Common Stock on that start date.

     The fair market value of the Common Stock on any relevant date under the Purchase Plan will be deemed to be equal to the closing price per share on such date on the Nasdaq National Market. On December 31, 1999, the fair market value per share of Common Stock determined on such basis was $94.9375 per share.

     Payroll Deductions and Stock Purchases. Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her base salary each offering period to be applied to the acquisition of Common Stock on each semi-annual purchase date. The payroll deductions of each participant will automatically be applied on each semi-annual purchase date (the last business day in June and December of each year) to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase date.

     Special Limitations. The Purchase Plan imposes certain limitations upon a participant's right to acquire Common Stock, including the following:

     - Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

     - Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

     - No participant may purchase more than a number of shares of Common Stock determined by dividing $12,500 by the Fair Market Value of a share of Common Stock on the Enrollment Date on any semi-annual purchase date.

     Termination of Purchase Rights. The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will be refunded promptly.

     The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Common Stock.

     Stockholder Rights. No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

     Assignability. No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

     Change in Control. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

     Share Pro-Ration. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares at the time available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock allocated to such individual, will be refunded.

     Amendment and Termination. The Purchase Plan will terminate after ten years unless terminated earlier by the Board of Directors.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one semi-annual purchase date, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

     Federal Tax Consequences. The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and, unless limited by
Section 162(m) of the Code, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

     If the participant sells or disposes of the purchased shares more than two
(2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Net capital gains on shares held for more than 12 months are taxed at 20%. Capital losses may be deducted in full against capital gains and may be deducted from other income up to a maximum of $3,000. The Company will not be entitled to an income tax deduction with respect to such disposition.

     If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

     Accounting Treatment. The issuance of Common Stock under the Purchase Plan will not result in a direct compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

     Stock Issuances. The table that follows shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Additional Information section of this Proxy Statement and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan during 1999 together with the weighted average purchase price paid per share.

                     PURCHASE PLAN TRANSACTIONS DURING 1999

                                                    NUMBER OF
                                                    PURCHASED    WEIGHTED AVERAGE
                       NAME                          SHARES       PURCHASE PRICE
                       ----                         ---------    ----------------
Anthony J. Ley....................................     3,325          $4.89
Moshe Nazarathy...................................     3,988           4.89
Michael Yost......................................        --             --
Robin N. Dickson..................................     3,758           4.89
Israel Levi.......................................     3,785           4.89
All executive officers as a group (5 persons).....    14,856           4.89
All non-employee directors as a group (4
  persons)........................................        --             --
All employees, including current officers who are
  not executive officers, as a group (454
  persons)........................................   234,394           4.89

     New Plan Benefits. No purchase rights have been granted, and no shares of Common Stock have been issued, under the Purchase Plan on the basis of the 1,600,000 share increase for which stockholder approval is sought under this Proposal Two.

VOTE REQUIRED AND RECOMMENDATION

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 2000 Annual Meeting is required for approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then the amendment will not be implemented. No additional purchase rights will be granted on the basis of such share increase, and the Purchase Plan will terminate once the existing share reserve has been issued.

     The amendment to the Purchase Plan is necessary in order to continue to provide equity incentives to attract and retain the services of high quality employees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

                                PROPOSAL THREE:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending December 31, 2000. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1989. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 in the last fiscal year (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                        ANNUAL COMPENSATION(1)       COMPENSATION
                                                        ----------------------   ---------------------
                                                                                 SECURITIES UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR     SALARY        BONUS            OPTIONS
         ---------------------------            ----    ---------    ---------   ---------------------
Anthony J. Ley................................  1999    $325,000     $641,069           50,000
  Chairman of the Board,                        1998     300,000       50,000           80,000
  President & Chief Executive Officer           1997     275,000           --           50,000
Moshe Nazarathy...............................  1999     189,883      374,779           20,000
  Senior Vice President,                        1998     168,242       25,000           24,000
  Chief Technology Officer                      1997     157,909           --           26,000
Michael Yost..................................  1999     190,000      374,779           24,000
  Vice President, Worldwide Operations          1998     175,000       25,000           24,000
                                                1997     160,000           --           26,000
Israel Levi...................................  1999     185,000      384,916           20,000
  Senior Vice President, Research &             1998     170,000       25,000           24,000
  Development, Broadband Access Networks        1997     155,000           --           26,000
Robin N. Dickson..............................  1999     183,596      374,781           24,000
  Chief Financial Officer                       1998     160,000       25,000           24,000
                                                1997     145,000           --           26,000

---------------
(1) Other than compensation described above, the Company did not pay any Named Executive Officer any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.

                          OPTION GRANTS AND EXERCISES

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                                                                       OF STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                             FOR OPTION TERM(2)
                       -------------------------------------------------------------   ---------------------------
                       NUMBER OF    PERCENT OF TOTAL
                       SECURITIES       OPTIONS
                       UNDERLYING       GRANTED
                        OPTIONS     TO EMPLOYEES IN    EXERCISE OR
        NAME           GRANTED(1)     FISCAL YEAR      BASE PRICE    EXPIRATION DATE       5%             10%
        ----           ----------   ----------------   -----------   ---------------   -----------   -------------
Anthony J. Ley.......    50,000           5.1%           $25.50         6/22/2009       $801,841      $2,032,022
Moshe Nazarathy......    20,000           2.0%            25.50         6/22/2009        320,736         812,809
Michael Yost.........    24,000           2.5%            25.50         6/22/2009        384,884         975,370
Robin N. Dickson.....    24,000           2.5%            25.50         6/22/2009        384,884         975,370
Israel Levi..........    20,000           2.0%            25.50         6/22/2009        320,736         812,809

---------------
(1) The options were granted pursuant to the Company's 1995 Stock Plan, and become exercisable at a rate of 1/4 of the shares subject to the option one year after the date of grant and an additional 1/48 of the shares at the end of each month thereafter, subject to continued service as an employee. The term of each option is ten years.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises will depend on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

         AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND YEAR-END VALUES

     The following table provides information with respect to the exercise of stock options during 1999 and the value of stock options held as of December 31, 1999 by each of the Named Executive Officers under the 1988 Stock Option Plan and the 1995 Stock Plan.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                               ACQUIRED                     OPTIONS AT 12/31/99         OPTIONS AT 12/31/99(2)
                                  ON         VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               --------   -----------   -----------   -------------   -----------   -------------
Anthony J. Ley...............   60,000     $898,500       422,496        120,834      $38,641,505    $9,594,264
Moshe Nazarathy..............       --           --       131,540         45,792       11,768,812     3,610,271
Michael Yost.................   20,000      220,750        62,130         49,770        5,549,842     3,886,039
Robin N. Dickson.............   20,000      722,000       106,012         49,718        9,699,436     3,881,357
Israel Levi..................       --           --        58,846         46,960        5,174,622     3,707,929

---------------
(1) Value realized represents the difference between the exercise price of the options and the fair market value of the underlying securities on the date of exercise.

(2) Calculated by determining the difference between the fair market value of the Common Stock as of December 31, 1999 and the exercise price of the underlying options.

EMPLOYMENT AGREEMENTS

     The Company has entered into change-of-control severance agreements with each of Mr. Ley, Dr. Nazarathy, Mr. Yost, Mr. Dickson and Mr. Levi which provide that in the event of termination within eighteen months of a change in control of the Company, Mr. Ley will receive a lump-sum payment of eighteen months' salary and benefits, and Dr. Nazarathy, Mr. Yost, Mr. Dickson and Mr. Levi will each receive a lump-sum payment of one year's salary and benefits. These agreements also provide for the acceleration of unvested stock options held by the Named Executive Officer, subject to certain limitations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Kvamme and Lemieux. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Kvamme and Lemieux, neither of whom is an employee of the Company.

     The Compensation Committee is responsible for the approval of the Company's executive compensation policies. The Committee reviews and approves the base salary and incentive compensation paid to executive officers and administers the Company's Stock Option and Stock Purchase Plans. The Company's Board of Directors reviews and approves all stock option grants.

  Compensation Philosophy

     The Company's executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. In addition to base salary, certain elements of total compensation are payable in the form of variable incentive plans tied to the performance of the Company and the individual, and in equity-based plans designed to closely align executive and stockholder interests.

     The three key components of executive compensation in 1999 were:

     - Base Salary

     - Incentive Bonus Plan

     - Stock Option Plan

  Base Salary

     Base salary for executives, including that of the chief executive officer, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. In order to evaluate the competitive position of the Company's salary structure, the Committee makes reference to compensation surveys of comparable companies in the high-technology sector, the Company's industry and the Company's geographic location. Executive salary levels are set to approximate average rates, with the intent that superior performance under incentive bonus plans will enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. The Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities.

  Incentive Bonus Plan

     The Company's annual incentive bonus plan reflects the Committee's belief that a meaningful component of executive compensation should be contingent on the performance of the Company and the individual executive officer. In 1999, the Company's incentive bonus plan was based in part upon the attainment of certain revenue and operating profit goals with a target bonus established for each participant. The Committee also has discretion to adjust a portion of the actual bonus according to the Committee's evaluation of each individual's performance. The Company's financial performance in 1999, in which revenue grew 120% and operating income reached a record high level, substantially exceeded both internal and external projections for both revenue and operating income.

  Stock Option Plan

     The Committee believes that the Company's 1995 Stock Plan (the "Option Plan") is an essential tool to link the long-term interests of stockholders and employees, especially executive management, and serves to motivate executives to make decisions that will, in the long run, give the best returns to stockholders. Stock options are generally granted when an executive joins the Company, and on an annual basis thereafter. These options typically vest over a four year period and are granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant. The size of initial option grants is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual's performance and the vesting status of previously granted options. This approach is designed to maximize stockholder value over a long term, as no benefit is realized from the option grant unless the price of the Company's Common Stock has increased over a number of years.

     In addition to the Option Plan, executive officers are eligible to participate in the Company's 1995 Employee Stock Purchase Plan. This Plan allows eligible employees to purchase the Company's Common Stock at a price equal to 85% of the lower of the fair market value at the beginning of the offering period or the fair market value at the end of the purchase period, with the amount of discount limited to 10% of base salary.

     Other elements of executive compensation include life and long-term disability insurance, medical benefits and a 401(k) deferred compensation plan. The Company makes matching contributions to the 401(k) plan up to $750 per annum per participant. All such benefits are available to all regular, full-time U.S. employees of the Company.

     The compensation of the Chief Executive Officer in 1999 was determined in a manner substantially consistent with that of other executive officers.

                                          Compensation Committee

                                          E. Floyd Kvamme
                                          Barry D. Lemieux

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Standard & Poor's 500 Index and of a peer group of cable television industry equipment suppliers for the period commencing May 22, 1995 (the date of the Company's initial public offering) and ending on December 31, 1999. The graph assumes that $100 was invested in the Company's Common Stock on May 22, 1995 at the initial public offering price and in the S&P 500 and a peer group index on May 22, 1995. Historic stock price performance is not necessarily indicative of future stock price performance.

                               PERFORMANCE GRAPH

     The information contained above under the captions "Report of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director and each nominee, (ii) each Named Executive Officer and (iii) all directors and executive officers as a group. The Company was not aware of any beneficial owner of the Company's Common Stock who held more than 5% of the Company's Common Stock as of the Record Date. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

   NAME AND ADDRESS OF BENEFICIAL OWNER(1)      NUMBER OF SHARES    PERCENT OF TOTAL
   ---------------------------------------      ----------------    ----------------
Anthony J. Ley(2).............................       714,191              1.2%
Moshe Nazarathy(3)............................       328,136                *
E. Floyd Kvamme...............................       328,684                *
Baryn S. Futa(4)..............................        11,520                *
David A. Lane(5)..............................        32,000                *
Barry Lemieux(6)..............................        54,000                *
Michel L. Vaillaud(7).........................        32,000                *
Michael Yost(8)...............................        46,402                *
Robin N. Dickson(9)...........................       160,443                *
Israel Levi(10)...............................        84,311                *
All current directors and executive officers
  as a group (13 persons)(11).................     1,884,445              3.2%

---------------
  *  Percentage of shares beneficially owned is less than one percent of total.

 (1) Based solely on a review of Schedule 13D, 13F and 13G filings with the Securities & Exchange Commission, there are no beneficial owners of more than 5% of the Company's Common Stock.

 (2) Includes 456,036 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (3) Includes 111,418 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (4) Includes 666 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (5) Includes 20,000 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (6) Includes 16,000 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (7) Includes 12,000 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (8) Includes 46,402 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

 (9) Includes 118,899 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

(10) Includes 73,220 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

(11) Includes 943,359 shares which may be acquired upon exercise of options exercisable within 60 days of June 1, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 1999, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

Dated: June 13, 2000                      By Order of the Board of Directors

                                        LOGO
                                          Jeffrey D. Saper,
                                          Secretary

                                  HARMONIC INC.
                                 549 Baltic Way
                               Sunnyvale, CA 94089

                                  PROXY FOR AN
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 13, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Anthony J. Ley and Robin N. Dickson, and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc., held of record by the undersigned on June 1, 2000 at the Annual Meeting of Stockholders of Harmonic Inc. to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, Calif., on July 13, 2000, at 9:00 a.m. Pacific Daylight Time, or at any adjournment thereof.

          (Continued and to be marked, dated and signed on other side)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:


1. VOTE BY PHONE: Call TOLL FREE 1-800-840-1208 on a Touch-Tone telephone 24 hours a day - 7 days a week. There is NO CHARGE to you for this call.

                                       OR

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/hlit/.

                                       OR

3. VOTE BY MAIL: Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE

IT IS NOT NECESSARY TO MAIL YOUR PROXY CARD, IF YOU VOTE BY TELEPHONE OR
INTERNET.



The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal             Please mark your votes as
Nos. 1, 2, 3 and 4. This Proxy will be voted as specified hereon.                  indicated in this example. [X]

This Proxy will be voted FOR Proposal Nos. 1, 2, 3 and 4 if no specification is made.

1. To elect the following directors to serve for the                  2. To approve an amendment to the 1995 Stock
ensuing year or until their successors are elected                    Purchase Plan to increase the number of shares
and duly qualified: 01 Anthony J. Ley, 02 Moshe Nazarathy,            of Common Stock reserved for issuance thereunder
03 Baryn S. Futa, 04 E. Floyd Kramme, 05 David A. Lane,               by 1,600,000 shares.
04 Barry D. Lemieux, and 07 Michel Vailland.
                                                                      FOR         AGAINST        ABSTAIN
To withhold authority to vote for a particular nominee or nominees, write the name(s) of such nominee(s) here:
                                          -------------------------   4. To transact such other business as may
                                                                      properly come before the meeting and any
FOR        AGAINST        ABSTAIN                                     adjournment or postponement thereof.

3. To ratify the appointment of PricewaterhouseCoopers                FOR         AGAINST        ABSTAIN
LLP as independent auditors of the Company for the
fiscal year ending December 31, 2000.                                 Please sign exactly as your name(s) is (are) shown on
                                                                      the share certificate to which the Proxy applies. When
FOR         AGAINST        ABSTAIN                                    shares are held by joint tenants, both should sign. When
                                                                      signing as an attorney, executor, administrator, trustee
                                                                      or guardian, please give full title as such. If a
                                                                      corporation, please sign in full corporate name by
                                                                      President or other authorized officer. If a partnership,
                                                                      please sign in partnership name by authorized person.

               ****IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                     PLEASE READ THE INSTRUCTIONS BELOW****

Signature                                                   Date
-------------------------------------------------------------------------------
              PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:

1. VOTE BY PHONE: Call TOLL FREE 1-800-840-1208 on a Touch-Tone telephone 24 hours a day - 7 days a week. There is NO CHARGE to you for this call.

Your telephone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You will then be given the following instructions:

      Proposal 1: To vote FOR ALL nominees, press 1; TO WITHHOLD FOR ALL nominees, press 9; TO WITHHOLD FOR AN INDIVIDUAL nominee, press 0.
      Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. Proposal 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. Proposal 4: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                                       OR

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/hlit/.

                                       OR

3. VOTE BY MAIL: Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET.